UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2021 (June 1, 2021)

GUSKIN GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-171636	27-1989147
(State of other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4500 Great America Parkway, PMB 38, Ste 100

Santa Clara, CA 95054

 (Address of principal executive offices, Zip Code)

(408) 766-1511

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

GUSKIN GOLD CORP.

Form 8-K

Current Report

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 10, 2021, the Board of Directors of Guskin Gold Corp., (the “Company”) ratified entry into a Joint Venture & Partnership Agreement (the “JV Agreement”) with Africa Exploration & Minerals Group Limited, a company incorporated in Ghana (the “AEMG”), dated June 1, 2021, which sets forth the terms and conditions of a joint venture and partnership (the “Partnership”) between AEMG and the Company relating to precious metal, minerals and mining exploration activities in the Country of Ghana. Additionally, AEMG granted to the Company an exclusive option to earn and acquire up to a 50% ownership interest in certain project, properties and concession located in the Country of Ghana in which AEMG has an interest (the “Ghana Option Interest”). The initial project that the Parties shall endeavor to undertake pursuant to the Partnership is approximately 1 square km or 247 acres of land, (which is approximately 61.75 Ghana acers) of the Shewn Edged Pink Concession (the “Concession”). The Parties intend this to be an unincorporated contractual joint venture in respect of the exploration, development, exploitation and operation of the Concession. Each additional project relating to the Ghana Option Interest, and agreed to be made part of, and undertaken by the Partnership, shall be governed by individual “Operating Agreements” setting forth the terms and conditions relating to each project specifically.

The specific terms and conditions relating to the operations of the Concession are set forth in that certain Operating Agreement (“Operating Agreement”), which is attached to the JV Agreement as Schedule A.

The Company has formed a wholly owned subsidiary incorporated in Ghana and duly authorized to conduct business in precious metals and in mining activities in Ghana named Guskin Gold Ghana #1 Limited. All operations relating to the Concession will be undertaken by Guskin Gold Ghana #1 Limited.

As consideration for the Partnership and the Ghana Option Interest, the Company shall advance to AEMG, or other parties as directed by AEMG, and as mutually agreed to by the Parties, a financing (“Financing”) in the aggregate of Five Hundred Thousand ($500,000) dollars, to be remitted in accordance with a work program and budget. Such funds advanced as part of the Financing shall not be considered a capital contribution relating to the operations of the Partnership but shall be a debt due from the operations of the Partnership to the Company which shall be repaid from proceeds derived from operations, or upon the dissolution and liquidation of the operation. Additionally, the Company shall issue an aggregate 2,000,000 restricted common shares the Company’s common stock, at a per share valuation of $0.25 per share (the “Shares”). Such Shares shall be earned and issued based on reaching and completion of certain milestones, which are fully set forth in the JV Agreement and Operating Agreement.

The Company and AEMG, agreed to a Due Diligence Period of forty-five (45) days from the date of execution of JV Agreement for the Parties to conduct relevant due diligence relating to each Party and the Concessions. To this end Company management has traveled to Ghana to perform physical inspection of the Concession and other relevant due diligence. As per the terms and conditions of the Operating Agreement, it will Close automatically without any action from either Party upon the expiration of the Due Diligence Period, unless a Party hereto notifies the other, in writing, that they do not intend to Close the Operating Agreement and move forward with the transactions outlined therein.

The foregoing description of the JV Agreement and Operating Agreement (as Schedule A to the JV Agreement) do not purport to be complete and are qualified in their entirety by reference to the full text of both documents which are attached hereto as Exhibit 10.1 (the Operating Agreement is Schedule A to the JV Agreement) and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On June 11, 2021, the Company and AEMG, issued a joint press release announcing the execution of the JV Agreement and the Operating Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits

Financial Statements:

None

Exhibits:

Exhibit No.	Description
10.1	Joint Venture Agreement by and between Guskin Gold Corp. and Africa Exploration & Minerals Group Limited dated June 1, 2021.
99.1	Press Release, dated June 11, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

June 11, 2021	GUSKIN GOLD CORP.

/s/ Naana Asante
Name: Naana Asante
Title: Chief Executive Officer

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